Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Becky Palumbo
               303/839-5504 ext. 316

Hallador Energy Company Declares Second Special Dividend
DENVER, COLORADO - July 31, 2012 - Hallador Energy Company (NASDAQ: HNRG).

Today, the Board of Directors of Hallador Energy Company (Nasdaq: HNRG), declared a special cash dividend of $0.50 per common share of which there are 28,320,669 outstanding. The cash dividend will be payable August 17, 2012 to shareholders of record at the close of business August 10, 2012.

Furthermore, the board approved that the $.50 dividend would also apply to the 761,500 outstanding restricted stock units and to the 200,000 outstanding stock options. The total cash payment for all the outstanding securities will be about $14.6 million.
This will make the second special dividend for 2012, the first special dividend for $.14 per share was paid April 13, 2012.

Victor Stabio, CEO, stated this special dividend is made possible by our strong liquidity resulting from the successful operations of the of the Sunrise Coal division. There are two reasons for declaring the dividend; (1) the Company's cash position, and (2) the prospect of higher dividend taxes in 2013 and beyond.

We expect to release our financial statements as of June 30, 2012 and for the three and six-month period ended June 30, 2012 by the end of the week.